 Exhibit (h)(2)

EXHIBIT A

FORM OF SELECTED BROKER-DEALER AGREEMENT

WITH TERRA CAPITAL MARKETS, LLC

To:

RE:	TERRA INCOME FUND 6, INC.

Ladies and Gentlemen:

Terra Capital Markets, LLC (the “Dealer Manager”) entered into a dealer manager agreement, dated as of April 20, 2015 (the “Dealer Manager Agreement”), with Terra Income Fund 6, Inc., a Maryland corporation (the “Company”), under which the Dealer Manager agreed to use its best efforts to solicit subscriptions in connection with the public offering (the “Offering”) for its shares of common stock, $.001 par value per share, of which amount: (i) up to 80,000,000 shares for a purchase price of $12.50 per share (subject in certain circumstances to discounts based upon the volume of shares purchased and for certain categories of purchasers) (the “Shares”), as well as (ii) shares offered pursuant to the Company’s distribution reinvestment plan, at a price equal to 95% of the price that Shares are sold in the Offering at the semi-monthly closing immediately following the distribution payment date, as described in the Prospectus (as defined below). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings therefor as in the Dealer Manager Agreement.

In connection with the performance of the Dealer Manager’s obligations under Section 3 of the Dealer Manager Agreement, the Dealer Manager is authorized to retain the services of securities dealers (the “Selected Broker-Dealers”) who are members of the Financial Industry Regulatory Authority (“FINRA”) to solicit subscriptions for Shares in connection with the Offering.  Upon effectiveness of the Dealer Manager Agreement, you are hereby invited to become a Selected Broker-Dealer and, as such, to use your reasonable best efforts to solicit subscribers for Shares, in accordance with the following terms and conditions of this Selected Broker-Dealer agreement (this “Agreement”):

1.	Registration Statement.

(a)	Registration Statement and Prospectus. A registration statement on Form N-2 (File No. 333-202399), including a preliminary prospectus, has been prepared by the Company and was filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2015, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”) for the registration of the Offering. The Company has prepared and filed such amendments thereto and such amended prospectus as may have been required to the date hereof, and will file such additional amendments and supplements thereto as may hereafter be required. The registration statement on Form N-2 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission (the “Effective Date”) are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus”, except that:

(i)	if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission; and

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(ii)	if the prospectus filed by the Company pursuant to either Rule 424(b) or 424(c) of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or 424(c), as the case may be, from and after the date on which it shall have been filed.

As used herein, the terms “Registration Statement”, “preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein.  As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

2.	Compliance with Applicable Rules and Regulations; License and Association Membership.

Upon the acceptance of this Agreement by Selected Broker-Dealer, the undersigned dealer will become one of the “Selected Broker-Dealers” referred to in the Dealer Manager Agreement, on a non-exclusive basis, and is referred to herein as “Selected Broker-Dealer”. Selected Broker-Dealer agrees that solicitation and other activities by it hereunder shall comply with, and shall be undertaken only in accordance with, the terms of the Dealer Manager Agreement, the terms of this Agreement, the Securities Act, the Securities Act Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), the Blue Sky Survey (as defined below), the FINRA Rules applicable to the offering of Terra Income Fund 6, Inc., specifically including but not in any way limited to NASD Conduct Rules 2340 (Customer Account Statements) and 2420 (Dealing with Non-Members), and FINRA Rules 2111 (Suitability), 2310 (Direct Participation Programs), 5130 (Restrictions on the Purchase and Sale of Initial Equity Public Offerings), and 5141 (Sale of Securities in a Fixed Price Offering), and the provisions of Article III.C. of the Omnibus Guidelines of the North American Securities Administrators Association, Inc., as revised and amended on May 7, 2007 and as the same may be further revised and amended related to the sale of business development companies (the “NASAA Guidelines”).

Selected Broker-Dealer’s acceptance of this Agreement constitutes a representation to the Company and to the Dealer Manager that Selected Broker-Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations in all states where it offers or sells Shares, and that it is a member in good standing of FINRA.  Selected Broker-Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule I to this Agreement and that its independent contractors and registered representatives have the appropriate licenses to offer and sell the Shares in such jurisdictions.

This Agreement shall automatically terminate with no further action by either party if Selected Broker-Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Selected Broker-Dealer’s principal office is located.  Selected Broker-Dealer agrees to notify the Dealer Manager immediately if Selected Broker-Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Selected Broker-Dealer is currently registered or licensed.

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3.	Limitation of Offer; Investor Suitability.

(a)	Investor Suitability. Selected Broker-Dealer will offer Shares only:

(i)	to persons that meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager;

(ii)	in accordance with Section 8, to persons in the jurisdictions in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that qualification is not required (the “Blue Sky Survey”);

(iii)	in a jurisdiction if both such Selected Broker-Dealer and its registered representative making the offer are duly licensed to transact securities business in such jurisdiction; and

(iv)	in compliance with the provisions of the FINRA Rules, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of the NASAA Guidelines.

Notwithstanding the qualification of Shares for sale in any respective jurisdiction (or exemption therefrom), Selected Broker-Dealer will not offer Shares and will not permit any of its registered representatives to offer Shares in any jurisdiction unless both Selected Broker-Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction.  In offering Shares, Selected Broker-Dealer shall comply with the provisions of the FINRA Rules, as well as other applicable rules and regulations relating to suitability of investors, including, but not limited to, the provisions of Section III.C. of the NASAA Guidelines.

In offering the sale of Shares to any person, Selected Broker-Dealer will have reasonable grounds to believe (based on such information obtained from the investor concerning the investor’s age, investment objectives, other investments, financial situation, needs or any other information known by Selected Broker-Dealer after due inquiry) that:  (A) such person is in a financial position appropriate to enable such person to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; (C) the purchase of the Shares is otherwise suitable for such person; and (D) such person has either: (1) a minimum annual gross income of $70,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $70,000; or a minimum net worth (determined with the foregoing exclusions) of $250,000 or (2) meets the higher suitability standards, if applicable, imposed by the state in which the investment by such investor is made.

Prior to offering the Shares for sale, Selected Broker-Dealer shall have conducted an inquiry such that Selected Broker-Dealer has reasonable grounds to believe, based on information made available to Selected Broker-Dealer by the Company or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, Selected Broker-Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its advisor; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports. Prior to the sale of the Shares, Selected Broker-Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the risks related to limitations on liquidity and marketability of the Shares during the term of the investment but shall not, in any event, make any representation on behalf of the Company except as set forth in the Prospectus and any Approved Sales Literature. Selected Broker-Dealer further will use its best efforts to determine the suitability and appropriateness of an investment in the Shares of each proposed investor solicited by a person associated with Selected Broker-Dealer by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each proposed investor, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereinafter established.  In making the determinations as to financial qualifications and as to suitability required by the NASAA Guidelines, Selected Broker-Dealer may rely on (x) representations from investment advisers who are not affiliated with Selected Broker-Dealer, banks acting as trustees or fiduciaries, and (y) information it has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by Selected Broker-Dealer after due inquiry.

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Notwithstanding the foregoing, Selected Broker-Dealer shall not execute any transaction with the Company in a discretionary account without prior written approval of the transaction by the customer.

(b)	Maintenance of Records. Selected Broker-Dealer shall maintain, for at least six years or for a period of time not less than that required in order to comply with all applicable federal, state and other regulatory requirements, whichever is later, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation of the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards. Selected Broker-Dealer may satisfy its obligation by contractually requiring such information to be maintained by the investment advisers or banks discussed above. Selected Broker-Dealer further agrees to comply with the record keeping requirements of the Exchange Act, including, but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Selected Broker-Dealer agrees to make such documents and records available to the Dealer Manager and the Company upon request, and representatives of the Commission, FINRA and applicable state securities administrators upon Selected Broker-Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency.

4.	Delivery of Prospectus and Approved Sales Literature.

(a)	Delivery of Prospectus and Approved Sales Literature. Selected Broker-Dealer will:

(i)	deliver a Prospectus, as then supplemented or amended, to each person who subscribes for Shares at least five business days prior to the tender of such person’s subscription agreement (the “Subscription Agreement”);

(ii)	promptly comply with the written request of any person for a copy of the Prospectus, as then supplemented or amended, during the period between the initial Effective Date and the termination of the Offering;

(iii)	deliver to any person, in accordance with applicable law or as prescribed by any state securities administrator, a copy of any prescribed document included within or incorporated by reference in the Registration Statement and any supplements thereto during the course of the Offering;

(iv)	not use any sales materials in connection with the solicitation of purchasers of the Shares except Approved Sales Literature;

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(v)	to the extent the Company provides Approved Sales Literature, not use such materials unless accompanied or preceded by the Prospectus, as then currently in effect, and as may be supplemented in the future; and

(vi)	not give or provide any information or make any representation or warranty other than information or representations contained in the Prospectus or the Approved Sales Literature. Selected Broker-Dealer will not publish, circulate or otherwise use any other advertisement or solicitation material in connection with the Offering without the Dealer Manager’s express prior written approval.

(b)	Agency is Not Created. Nothing contained in this Agreement shall be deemed or construed to make Selected Broker-Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Selected Broker-Dealer is not authorized to act for the Dealer Manager or the Company.

(c)	Documents Must Be Accompanied or Preceded by a Prospectus. Selected Broker-Dealer will not send or provide supplements to the Prospectus or any Approved Sales Literature to any investor unless it has previously sent or provided a Prospectus and all supplements thereto to that investor or has simultaneously sent or provided a Prospectus and all supplements thereto with such Prospectus supplement or Approved Sales Literature.

(d)	Broker-Dealer Use Only Material. Selected Broker-Dealer will not show to or provide any investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only,” “institutional,” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Shares to members of the public.

(e)	Copies of Prospectuses and Approved Sales Literature. The Dealer Manager will supply Selected Broker-Dealer with reasonable quantities of the Prospectus (including any supplements thereto), as well as any Approved Sales Literature, for delivery to investors.

(f)	Prospectus Delivery Requirement. Selected Broker-Dealer shall furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act.

5.	Submission of Orders; Right to Reject Orders.

(a)	Minimum Offering; Minimum Investment. Until such time as the Company has received and accepted subscriptions for the minimum offering (as described in the Prospectus) and released the proceeds from such subscriptions from the Escrow Account, those persons who purchase Shares will be instructed by Selected Broker-Dealer to make their instruments of payment payable to or for the benefit of “UMB Bank, N.A., as Escrow Agent for Terra Income Fund 6, Inc.”, except that investors residing in jurisdictions requiring higher minimum offering amounts will continue to be instructed to make their instruments of payment payable to or for the benefit of “UMB Bank, N.A., as Escrow Agent for Terra Income Fund 6, Inc.” until the Company has received subscriptions for the applicable minimum offering amount. Thereafter, those persons who purchase Shares will be instructed by Selected Broker-Dealer to make their instruments of payment payable to or for the benefit of “Terra Income Fund 6, Inc.” Subject to certain individual state requirements and except for shares issued pursuant to the DRIP, Shares may be sold only to investors who initially purchase a minimum of $5,000, subject to certain state requirements as described in the Prospectus. With respect to Selected Broker-Dealer’s participation in any resales or transfers of the Shares, Selected Broker-Dealer agrees to comply with any applicable requirements set forth in Section 2 and to fulfill the obligations pursuant to FINRA Rule 2310.

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(b)	Escrow Agreement. Until the minimum offering of $2,000,000 in Shares has been sold, payments for Shares shall be made by checks payable to “UMB Bank, N.A., as Escrow Agent for Terra Income Fund 6, Inc.” During such time, Selected Broker-Dealer shall forward original checks together with an original Subscription Agreement, executed and initialed by the subscriber as provided for in the Subscription Agreement, to UMB Bank, N.A. (the “Escrow Agent”) at the address provided in the Subscription Agreement.

When Selected Broker-Dealer’s internal supervisory procedures are conducted at the site at which the Subscription Agreement and check were initially received by Selected Broker-Dealer from the subscriber, Selected Broker-Dealer shall transmit the Subscription Agreement and check to the Escrow Agent by the end of the next business day following receipt of the check and Subscription Agreement.  When, pursuant to Selected Broker-Dealer’s internal supervisory procedures, Selected Broker-Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), Selected Broker-Dealer shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following Selected Broker-Dealer’s receipt of the Subscription Agreement and check.  The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to the Escrow Agent.  If any Subscription Agreement solicited by Selected Broker-Dealer is rejected by the Dealer Manager or the Company, then the Subscription Agreement and check will be returned to the rejected subscriber within 10 business days from the date of rejection.

Once the minimum offering of $2,000,000 in Shares has been sold, subject to any continuing escrow obligations imposed by certain states as described in the Prospectus, payments for Shares shall be made payable to “Terra Income Fund 6, Inc.”  At such time, Selected Broker-Dealer shall forward original checks together with an original Subscription Agreement, executed and initialed by the subscriber as provided for in the Subscription Agreement, to Terra Income Fund 6, Inc., c/o DST Systems, Inc., at the address provided in the Subscription Agreement.

(c)	Acceptance and Confirmation. All orders, whether initial or additional, are subject to acceptance by and shall become effective upon confirmation by the Company or the Dealer Manager, each of which reserve the right to reject any order in their sole discretion for any or no reason. Orders not accompanied by the required instrument of payment for Shares may be rejected. Issuance and delivery of a Share will be made only after a sale of a Share is deemed by the Company to be completed in accordance with Section 3(c) of the Dealer Manager Agreement.

Selected Broker-Dealer understands that the Dealer Manager reserves the unconditional right to reject any order for any or no reason. If an order is rejected, cancelled or rescinded for any reason, then Selected Broker-Dealer will return to the Dealer Manager any selling commissions, broker-dealer fees, or dealer manager fees theretofore paid with respect to such order, and, if Selected Broker-Dealer fails to so return any such selling commissions, broker-dealer fees, or dealer manager fees, the Dealer Manager shall have the right to offset amounts owed against future commissions or dealer manager fees due and otherwise payable to Selected Broker-Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

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(d)	Notwithstanding the foregoing, with respect to any Shares to be purchased by a custodial account, Selected Broker-Dealer shall cause the custodian of such account to deliver a Subscription Agreement and instrument of payment for such account directly to the Escrow Agent or, after the minimum offering has been received, to the Company. Selected Broker-Dealer shall furnish to the Escrow Agent or the Company, as applicable, with each delivery of Subscription Agreement and instruments of payment a list of the purchasers showing the name, address, tax identification number, state of residence and dollar amount of Shares purchased.

6.	Selected Broker-Dealer Compensation.

(a)	Selling Commissions. Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement and, subject to the volume discounts and other special circumstances described in the “Plan of Distribution” section of the Prospectus, the Dealer Manager shall pay to Selected Broker-Dealer a selling commission of 6.0% of the gross proceeds from the Shares sold by it and accepted and confirmed by the Company, and a broker-dealer fee of up to 1.0% (for marketing and expenses). Selected Broker-Dealer shall be responsible for implementing the volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. For purposes of this Section 6(a), Shares are “sold” only if an executed Subscription Agreement is accepted by the Company and the Company has thereafter distributed the commission and fee to the Dealer Manager in connection with such transaction. Selected Broker-Dealer acknowledges and agrees no selling commissions or broker-dealer fees will be payable, and no Dealer Manager Fees will begin to accrue until the date upon which the Company has received and accepted subscriptions for the minimum offering and the Escrow Agent has released the proceeds from the Escrow Account to the Company. The parties hereby agree that the foregoing selling commissions, broker-dealer fees, and Dealer Manager Fees are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Selected Broker-Dealer’s interest in the offering is limited to such selling commissions, broker-dealer fees, and Dealer Manager Fees from the Dealer Manager and Selected Broker-Dealer’s indemnity referred to below, and that the Company is not liable or responsible for the direct payment of such selling commissions, broker-dealer fees, and Dealer Manager Fees to Selected Broker-Dealer. In addition, as set forth in the Prospectus, the Dealer Manager will reimburse Selected Broker-Dealer for reasonable bona fide due diligence expenses incurred by Selected Broker-Dealer. Selected Broker-Dealer shall provide a detailed and itemized invoice for any such due diligence expenses and no such expenses shall be reimbursed absent a detailed and itemized invoice.

(b)	DRIP Sales. Selected Broker-Dealer acknowledges and agrees that no selling commissions or broker-dealer fees will be paid for sales of DRIP Shares.

(c)	Dealer Manager’s Authority to Issue Confirmation. Notwithstanding the foregoing, it is understood and agreed that no commission shall be payable with respect to particular Shares if the Dealer Manager or the Company rejects a proposed subscriber’s Subscription Agreement. Accordingly, Selected Broker-Dealer shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber; such authority residing solely in the Dealer Manager, as the Dealer Manager and processing broker-dealer.

(d)	Reallowance of Dealer Manager Fee. The Dealer Manager may, in its sole discretion, re-allow a portion of the Dealer Manager Fee received by it to Selected Broker-Dealer as a marketing fee if the Selected Dealer has executed an addendum to this Agreement, which is attached hereto as Schedule II.

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The Dealer Manager may, in its sole discretion, request the Company to reimburse, to Selected Broker-Dealer for reasonable accountable bona fide due diligence expenses, provided such expenses have actually been incurred, are supported by detailed and itemized invoices provided to the Company and the Company had theretofore given its prior written approval of incurrence of such expenses.

(e)	Marketing Expenses. Certain marketing expenses such as Selected Broker-Dealer conferences may be advanced to Selected Broker-Dealer and later deducted from the portion of the Dealer Manager Fee re-allowed to that Selected Broker-Dealer. If the Offering is not consummated, Selected Broker-Dealer will repay any such advance to the extent not expended on marketing expenses. Any such advance shall be deducted from the maximum amount of the Dealer Manager Fee that may otherwise be re-allowable to Selected Broker-Dealer.

Notwithstanding anything herein to the contrary, Selected Broker-Dealer will not be entitled to receive any Dealer Manager Fee which would cause the aggregate amount of selling commissions, dealer manager fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) received by the Dealer Manager and all Selected Broker-Dealers to exceed 10.0% of the gross proceeds raised from the sale of Shares in the Offering.

(f)	Limitations on Dealer Manager’s Liability for Commissions. The Company will not be liable or responsible to any Selected Broker-Dealer for the payment of any selling commissions or broker-dealer fees, or other fees to Selected Broker-Dealer, it being the sole and exclusive responsibility of the Dealer Manager for the payment of selling commissions or broker-dealer fees to Selected Broker-Dealer.

Selected Broker-Dealer acknowledges and agrees that the Dealer Manager’s liability for commissions (including the broker-dealer fee and marketing fee, if any) payable to Selected Broker-Dealer is limited solely to commissions received and the portion of the Dealer Manager fee which represents the marketing fee received by the Dealer Manager from the Company in connection with Selected Broker-Dealer’s sale of Shares.

7.	Reserved Shares. The number of Shares, if any, to be reserved for sale by each Selected Broker-Dealer may be decided by the mutual agreement, from time to time, of the Dealer Manager and the Company. The Dealer Manager reserves the right to notify Selected Broker-Dealer by United States mail or by other means of the number of Shares reserved for sale by Selected Broker-Dealer, if any. Such Shares will be reserved for sale by Selected Broker-Dealer until the time specified in the Dealer Manager’s notification to Selected Broker-Dealer. Sales of any reserved Shares after the time specified in the notification to Selected Broker-Dealer or any requests for additional Shares will be subject to rejection in whole or in part.

8.	Blue Sky Qualification.

(a)	Notice of Blue Sky Qualification. The Dealer Manager will inform Selected Broker-Dealer as to the jurisdictions in which the Dealer Manager has been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or “blue sky” laws of such jurisdictions, but the Dealer Manager has not assumed and will not assume any obligation or responsibility as to Selected Broker-Dealer’s right to act as a broker and/or dealer with respect to the Shares in any such jurisdiction. Selected Broker-Dealer agrees that it will not make any offers or sell any Shares except in states in which the Dealer Manager advises Selected Broker-Dealer that the Offering has been qualified or is exempt and in which Selected Broker-Dealer is legally qualified to make offers and further agrees to assure that each person to whom Selected Broker-Dealer sells Shares (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards which apply to sales in a particular jurisdiction, as described in the Blue Sky Survey and the Subscription Agreement.

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Neither the Dealer Manager nor the Company assume any obligation or responsibility in respect of Selected Broker-Dealer’s qualification to act as a broker and/or dealer with respect to the Shares in any jurisdiction. The Blue Sky Survey which has been or will be furnished to Selected Broker-Dealer indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.

(b)	Selected Broker-Dealer’s Compliance Obligation. It is understood and agreed that under no circumstances will Selected Broker-Dealer, as a Selected Broker-Dealer, engage in any activities hereunder in any jurisdiction in which Selected Broker-Dealer may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which Selected Broker-Dealer may lawfully so engage unless Selected Broker-Dealer have complied with the provisions hereof.

9.	Dealer Manager’s Authority. Subject to the Dealer Manager Agreement, the Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. The Dealer Manager shall not be under any liability to Selected Broker-Dealer (except for its own lack of good faith and for obligations expressly assumed by it hereunder) for or in respect of:

(a)	the validity or value of or title to, the Shares;

(b)	the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus or any amendment or supplement thereto, or any other instrument executed by the Company or by others;

(c)	any instrument executed by the Company or others;

(d)	the form or validity of the Dealer Manager Agreement or this Agreement;

(e)	the delivery of the Shares;

(f)	the performance by the Company or by others of any agreement on its or their part;

(g)	the qualification of the Shares for sale under the laws of any jurisdiction; or

(h)	any matter in connection with any of the foregoing;

Provided, however, that nothing in this paragraph shall be deemed to relieve the Company or the Dealer Manager from any liability imposed by the Securities Act. No obligations or liability on the part of the Company or the Dealer Manager shall be implied or inferred herefrom.

10.	Indemnification.

(a)	Incorporation of Indemnification Obligations Under the Dealer Manager Agreement. Under the Dealer Manager Agreement, the Company has agreed to indemnify Selected Broker-Dealer and the Dealer Manager and each person, if any, who controls Selected Broker-Dealer or the Dealer Manager, in certain instances and against certain liabilities, including liabilities under the Securities Act in certain circumstances. Selected Broker-Dealer hereby agrees to indemnify the Company and each person who controls it as provided in the Dealer Manager Agreement and to indemnify the Dealer Manager to the extent and in the manner that Selected Broker-Dealer agrees to indemnify the Company in the Dealer Manager Agreement.

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(b)	Selected Broker-Dealer’s Hold Harmless Obligation. In furtherance of, and not in limitation of the foregoing, Selected Broker-Dealer will indemnify, defend and hold harmless the Dealer Manager and the Company, and their officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each person who has signed the Registration Statement (“Indemnified Parties”), from and against any losses, claims, damages or liabilities to which any of the Indemnified Parties, and each person who signed the Registration Statement, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims and expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)	in whole or in part, any material inaccuracy in the representations or warranties contained in this Agreement or any material breach of a covenant contained herein by Selected Broker-Dealer;

(ii)	any untrue statement or any alleged untrue statement of a material fact contained in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus; or in any Approved Sales Literature; or any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof; or

(iii)	the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by Selected Broker-Dealer specifically for use with reference to Selected Broker-Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto;

(iv)	any use of sales literature, including “broker dealer use only” or institutional materials, by Selected Broker-Dealer that is not Approved Sales Literature;

(v)	any untrue statement made by Selected Broker-Dealer or Selected Broker-Dealer’s representatives or agents or omission by Selected Broker-Dealer or Selected Broker-Dealer’s representatives or agents to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares in each case, other than statements or omissions made in conformity with the Registration Statement, Prospectus, Approved Sales Literature or any other materials or information furnished by or on behalf of the Company; or

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(vi)	any failure by Selected Broker-Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Rules and Regulations and the USA PATRIOT Act.

Selected Broker-Dealer will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which Selected Broker-Dealer may otherwise have.

(c)	Notice of Claim. Promptly after receipt by any indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, promptly notify in writing the indemnifying party of the commencement thereof; provided, however, the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.  Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought.  Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(d)	Reimbursement. An indemnifying party under Section 10 of this Agreement shall be obligated to reimburse an indemnified party for reasonable legal and other expenses as follows: the indemnifying party shall pay all legal fees and expenses reasonably incurred by the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party.

If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim.  Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

11.	Contribution. If the indemnification provided for in Section 10 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, the contributions provisions set forth in Section 9 of the Dealer Manager Agreement shall be applicable.

Terra Capital Markets, LLC Selected Broker-Dealer Agreement	11

12.	Company as Party to Agreement. The Company shall be a third party beneficiary of Selected Broker-Dealer’s representations, warranties, covenants and agreements contained in Sections 10 and 11. The Company shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is a third party beneficiary.

13.	Privacy Laws; Compliance.

(a)	Selected Broker-Dealer agrees to:

(i)	abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”); B) the privacy standards and requirements of any other applicable federal or state law; and (C) Selected Broker-Dealer’s own internal privacy policies and procedures, each as may be amended from time to time;

(ii)	refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers, except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(iii)	determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights.

If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law or the Company’s Charter, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights.  Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, other than as required by applicable law or the Company’s Charter.

14.	Anti-Money Laundering Compliance Programs. Selected Broker-Dealer represents to the Dealer Manager and to the Company that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Rules, the Exchange Act Rules and Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares. Selected Broker-Dealer further represents that it currently is in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and Selected Broker-Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Dealer Manager or the Company, provide a certification to the Dealer Manager or the Company that, as of the date of such certification (a) its AML Program is consistent with the AML Rules, and (b) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Upon request by the Dealer Manager at any time, Selected Broker-Dealer will (i) furnish a written copy of its AML Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with its most recent independent testing of its AML Program.

Terra Capital Markets, LLC Selected Broker-Dealer Agreement	12

15.	Miscellaneous.

(a)	Ratification of Dealer Manager Agreement. Selected Broker-Dealer hereby authorizes and ratifies the execution and delivery of the Dealer Manager Agreement by the Dealer Manager as Dealer Manager for itself and on behalf of all Selected Broker-Dealers (including Selected Broker-Dealer party hereto) and authorizes the Dealer Manager to agree to any variation of its terms or provisions and to execute and deliver any amendment, modification or supplement thereto. Selected Broker-Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Selected Broker-Dealers. Selected Broker-Dealer also authorizes the Dealer Manager to exercise, in the Dealer Manager’s discretion, all the authority or discretion now or hereafter vested in the Dealer Manager by the provisions of the Dealer Manager Agreement and to take all such actions as the Dealer Manager may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

(b)	Termination. This Agreement, except for the provisions of Sections 9 (Dealer Manager’s Authority), 10 (Indemnification), 11 (Contribution), 12 (Company as Party to Agreement), 13 (Privacy Laws; Compliance) and this Section 15 (Miscellaneous), may be terminated at any time by either party hereto by two days’ prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 9, 10, 11, 12, 13 and this Section 15.

(c)	Communications. Any communications from Selected Broker-Dealer should be in writing addressed to the Dealer Manager at:

Terra Capital Markets, LLC

805 Third Avenue, 8th Floor

New York, New York 10022

Facsimile No.: (201) 327-3467

Attention: Stephen H. Hamrick

with a copy to:

Kunzman & Bollinger, Inc.

5100 N. Brookline Avenue, Suite 600

Oklahoma City, Oklahoma 73112

Facsimile No: (405) 942-3501

Attention: Wallace W. Kunzman, Jr.

Any notice from the Dealer Manager to Selected Broker-Dealer shall be deemed to have been duly given if mailed, communicated by electronic delivery or facsimile or delivered by overnight courier to Selected Broker-Dealer at Selected Broker-Dealer’s address shown below.

(d)	No Partnership. Nothing herein contained shall constitute the Dealer Manager, Selected Broker-Dealer, the other Selected Broker-Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

(e)	Notice of Registration Statement Effectiveness. If this Agreement is executed before the initial Effective Date, then the Dealer Manager will notify Selected Broker-Dealer in writing when the initial Effective Date has occurred. Selected Broker-Dealer agrees that Selected Broker-Dealer will not make any offers to sell the Shares or solicit purchasers for the Shares until Selected Broker-Dealer has received such written notice of the initial Effective Date from the Dealer Manager or the Company. This Agreement shall be effective for all sales by Selected Broker-Dealer on and after the initial Effective Date.

Terra Capital Markets, LLC Selected Broker-Dealer Agreement	13

(f)	Transfer Agent. The Company may authorize its transfer agent to provide information to the Dealer Manager and Selected Broker-Dealer regarding record holder information about the clients of Selected Broker-Dealer who have invested with the Company on an on-going basis for so long as Selected Broker-Dealer has a relationship with such client. Selected Broker-Dealer shall not disclose any password for a restricted website or portion of a website provided to Selected Broker-Dealer in connection with the Offering and shall not disclose to any person, other than an officer, director, employee or agent of Selected Broker-Dealer, any material downloaded from such restricted website or portion of a restricted website.

(g)	Assignment. Selected Broker-Dealer shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations. Any purported assignment or delegation by Selected Broker-Dealer shall be null and void. The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Selected Broker-Dealer shall be deemed to have consented to such assignment by execution hereof. Dealer Manager shall provide written notice of any such assignment to Selected Broker-Dealer.

(h)	Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(i)	Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(j)	Strict Performance. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(k)	Customer Complaints. Selected Broker-Dealer hereby agrees to provide to the Dealer Manager promptly upon receipt by Selected Broker-Dealer copies of any written or otherwise documented customer complaints received by Selected Broker-Dealer relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by Selected Broker-Dealer), the Shares or the Company.

(l)	Amendments. This Agreement may be amended at any time by the Dealer Manager by written notice to Selected Broker-Dealer, and any such amendment shall be deemed accepted by Selected Broker-Dealer upon placing an order for sale of Shares after it has received such notice.

If the foregoing is in accordance with Selected Broker-Dealer’s understanding and agreement, please sign and return the attached duplicate of this Agreement. Selected Broker-Dealer’s indicated acceptance thereof shall constitute a binding agreement between Selected Broker-Dealer and the Dealer Manager.

Terra Capital Markets, LLC Selected Broker-Dealer Agreement	14

DEALER MANAGER:

TERRA CAPITAL MARKETS, LLC

By:
Name:	Stephen H. Hamrick
Title:	President

The undersigned dealer confirms its agreement to act as a Selected Broker-Dealer pursuant to all the terms and conditions of the above Selected Broker-Dealer Agreement and the attached Dealer Manager Agreement. The undersigned dealer hereby represents that it will comply with the applicable requirements of the Securities Act and the Exchange Act and the published rules and regulations of the Commission thereunder, and applicable blue sky or other state securities laws. The undersigned dealer represents and warrants that the undersigned dealer is duly registered as a broker-dealer under the provisions of the Exchange Act and the Exchange Act Rules and Regulations or is exempt from such registration.  The undersigned dealer confirms that it and each salesperson acting on its behalf are members in good standing of FINRA and duly licensed by each regulatory authority in each jurisdiction in which the undersigned dealer or such salesperson will offer and sell Shares, or are exempt from registration with such authorities. The undersigned dealer hereby represents that it will comply with the Rules of FINRA and all rules and regulations promulgated by FINRA.

Dated: ____________, 2015
Name of Selected Broker-Dealer

Federal Identification Number

By:
Name:
Authorized Signatory

Kindly have checks representing commissions forwarded as follows (if different than above): (Please type or print)

Name of Firm:

Address:
Street

City

State and Zip Code

(Area Code) Telephone No.

Attention:

Terra Capital Markets, LLC Selected Broker-Dealer Agreement	15

SCHEDULE I

TO

SELECTED BROKER-DEALER AGREEMENT WITH

TERRA CAPITAL MARKETS, LLC

Selected Broker-Dealer represents and warrants that it is currently licensed as a broker-dealer in the following jurisdictions:

o	Alabama	o	Nebraska
o	Alaska	o	Nevada
o	Arizona	o	New Hampshire
o	Arkansas	o	New Jersey
o	California	o	New Mexico
o	Colorado	o	New York
o	Connecticut	o	North Carolina
o	Delaware	o	North Dakota
o	District of Columbia	o	Ohio
o	Florida	o	Oklahoma
o	Georgia	o	Oregon
o	Hawaii	o	Pennsylvania
o	Idaho	o	Puerto Rico
o	Illinois	o	Rhode Island
o	Indiana	o	South Carolina
o	Iowa	o	South Dakota
o	Kansas	o	Tennessee
o	Kentucky	o	Texas
o	Louisiana	o	Utah
o	Maine	o	Vermont
o	Maryland	o	Virgin Islands
o	Massachusetts	o	Virginia
o	Michigan	o	Washington
o	Minnesota	o	West Virginia
o	Mississippi	o	Wisconsin
o	Missouri	o	Wyoming
o	Montana

Terra Capital Markets, LLC Selected Broker-Dealer Agreement	16

SCHEDULE II

TO

TERRA INCOME FUND 6, INC.

ADDENDUM TO SELECTED DEALER AGREEMENT

The following reflects the marketing fee as agreed upon between Terra Capital Markets, LLC (the “Dealer Manager”) and the Selected Broker-Dealer, effective _________________, 201__.

Each calendar year, the Selected Dealer may qualify to receive a fee (the “Marketing Fee”), of up to _____% per share in connection with sales of Terra Income Fund 6, Inc. (the “Company”) common stock by the Selected Dealer.

Eligibility to receive the Marketing Fee is conditioned upon the Selected Dealer’s compliance with one or more of the following conditions. Any determination regarding the Selected Dealer’s compliance with the listed conditions will be made by the Dealer Manager, in its sole discretion.

1.            The Selected Dealer has internal marketing and support personnel (telemarketers, marketing director, etc.) who assist the Dealer Manager’s marketing team;

2.            The Selected Dealer has and uses internal marketing communications vehicle(s) to promote the Company. Vehicles may include, but are not restricted to, newsletters, conference calls, internal mail, etc.;

3.            The Selected Dealer will respond to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, the financial status of the Company and the real estate markets in which the Company has invested;

4.            The Selected Dealer will assist investors with reinvestments and redemptions; and/or

5.            The Selected Dealer will provide other services requested by investors from time to time and will maintain the technology necessary to adequately service investors.

IN WITNESS WHEREOF, the parties have executed this Addendum on the date and year shown below.

SELECTED DEALER:	DEALER MANAGER:

TERRA CAPITAL MARKETS, LLC
(Name of Selected Dealer)

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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